SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest reported): January 25, 2005

                           Championlyte Holdings, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Florida
                 (State or Other Jurisdiction of Incorporation)

                 000-28223                       65-0510294
        (Commission File Number)     (IRS Employer Identification No.)

                             3450 Park Central Blvd.
                         N. Pompano Beach, Florida 33064
               (Address of Principal Executive Offices)(Zip Code)

                                  (866)438-5983
              (Registrant's Telephone Number, Including Area Code)



          (Former Name or Former Address, if Changed Since Last Report)

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INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On January 25, 2005, Championlyte Holdings, Inc. issued a press release announcing that it has engaged Miami-based investment banker Knightsbridge Capital to assist the company in exploring strategic options in an effort to maximize shareholder value which may include a possible sale of one of its subsidiaries, a merger or acquisitions that are accretive to earnings.
Two years ago Knightsbridge was instrumental in taking control of ChampionLyte Holdings when it was on the brink of collapse and assisted the Company with its initial financing and a strategic restructuring program.

Currently the Company consists of a beverage division which markets ChampionLyte(R) sugar free sports drink and its Old Fashioned Syrup Company subsidiary which manufacturers distributes and markets three flavors of sugar-free syrups. The Company expects to soon launch a new low-carb subsidiary.

The Company believes that while it has made great strides over the past two years in resuscitating the ChampionLyte(R) brand and winning a lengthy and costly legal battle to reclaim the Old Fashioned Syrup Company, it wants to accelerate its efforts to increase shareholder value. Since Knightsbridge Capital is familiar with ChampionLyte Holdings the Company believes that it valuable in assisting the Company to achieve its short- and long-tern objectives.

The Company recently announced it has obtained $20 million in committed equity capital in the form of a Standby Equity Distribution Agreement (SEDA) with an institutional investor. Under the terms of the SEDA, the investor has committed to provide up to $20 million of funding to the Company over a 24-month period to be drawn down at the Company's discretion by the sale of its common stock to the investor. The Company will use the funds primarily to finance brand development as well as potential acquisitions.

Knightsbridge Capital is a full-service financial advisory and investment and merchant banking firm which provides advisory services, mergers and acquisitions, etc. primarily for small, public companies.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired:

         None

(b) Exhibits

NUMBER        EXHIBIT
------        -------
10.1          Press Release

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 CHAMPIONLYTE HOLDINGS, INC.

                                                 By: /s/ David Goldberg
                                                     ---------------------------
                                                     David Goldberg, President

January 25, 2005